Exhibit 10.31

DATED 28th October, 2004

CHORDIANT SOFTWARE INTERNATIONAL LIMITED (1)

- and -

ALLEN SWANN (2)

COMPROMISE AGREEMENT

(WITHOUT PREJUDICE)

Wilmer Cutler Pickering

Hale and Dorr LLP

Park Gate

25 Milton Park

Oxford OX144SH

Tel: +44 (0)1235 823 000

Fax: +44 (0)1235 823 030

Ref: DAA/0287657.00135

THIS AGREEMENT is made the 28th day of October 2004

BETWEEN:

(1)	CHORDIANT SOFTWARE INTERNATIONAL LIMITED a company registered in England and Wales under registered number 02155722 with its registered office at Goaf Wharf, Brentford, Middlesex, TW8 0BA (the “Company”); and

(2)	ALLEN SWANN of Ladyham, Burford, OXON, OX18 4BD (“You/you”).

TERMS OF SETTLEMENT:

1.	You acknowledge and agree that your employment with the Company terminated on the 15th October 2004 (the “Termination Date”). The Company will pay to you the sum of £7,693, subject to deductions for income tax and employee’s national insurance contributions required by law, as basic salary for the period commencing on the 1st October 2004 and ending on the Termination Date and will provide your normal non-monetary benefits up to and including the Termination Date. This salary payment will be paid through payroll in the normal manner at the end of October 2004. In addition, you shall be eligible to receive a bonus from the Company in respect of the Company’s performance in the third quarter of its current financial year (starting 1st July 2004 and ending 30th September 2004) based on the objective, rules, terms and conditions set out in the compensation plan applicable to your employment. This bonus payment shall be subjected to deductions for income tax and employee’s national insurance contributions and shall be paid to you on or about the 28th November 2004. You agree that, with effect from the Termination Date, you will cease to be entitled to any and all salary, bonuses, commission and/or benefits (whether contractual or otherwise) save as may be set out in this Agreement.

2.	You warrant that you have been receiving independent advice from Victoria Speed of Russell Cooke of 2 Putney Hill, Putney, London, SW15 6AB (the “Relevant Independent Adviser”).

3.

Provided that the Company has received a copy of this Agreement duly signed by you (please address to Fiona Sadler and mark the envelope “Strictly Private & Confidential”) and a copy of the Relevant Independent Adviser’s Certificate (appended to this Agreement and headed Schedule 1) duly signed by the Relevant Independent Adviser, the Company shall pay to you the sum of £102,307 (one hundred and two thousand three hundred and seven pounds) by way of compensation for loss of employment, which shall be paid to you within 21 calendar days of the Termination Date. It is the understanding of the parties to this Agreement that the first £30,000 of the payment made under this Clause 3 may be paid to you without deduction of income tax or employee’s national insurance contributions pursuant to Section 403 of the Income Tax (Earnings and Pensions) Act 2003. Accordingly, the Company shall not make any deductions from the first £30,000 this payment before paying this sum to you. The Company shall deduct and account to the Inland Revenue for income tax in respect of the balance of £72,307. Notwithstanding the understanding of the parties to this Agreement, you agree that any further income tax or employee’s national insurance contributions payable in relation to the payments and benefits due to you under this Agreement will be for your own account (save for tax deducted by the Company from the balance of £30,500) and you agree to indemnify the Company on demand and hold it harmless against any such further liabilities in respect of income tax and/or employee’s national insurance contributions (including interest, penalties and all associated costs and expenses) paid by the Company in connection with the payments and benefits provided to you under this Agreement save for any interest charges or penalties incurred by reason of any delay by the Company in satisfying any express demand for payment of the appropriate tax or national insurance contributions received from the Inland Revenue. The Company agrees to notify you within 14 days of a notification by the Inland Revenue regarding any payment of tax which is due and payable by you and which arises out of the termination of your employment.

4.	It is acknowledged and agreed by the parties to this Agreement that the shares granted to you in respect of the Company’s or any Group Company’s restricted stock program shall continue to vest until the 15th February 2005 in accordance with and subject to the rules, terms and conditions set out in the applicable restricted stock scheme and the documentation governing the grant made to you under such scheme(s). You shall have the right to any or all of the stock options granted to you in respect of the Company’s or any Group Company’s stock or shares, which have vested in accordance with the terms of this clause 4, on or before the effective termination date, subject otherwise to the rules, terms and conditions stated in the rules of the applicable stock option scheme and the documentation governing the grant made to you under such scheme(s). In accordance with your original agreement, you shall have until 15th October 2006 to exercise any and all shares vested to this stock option scheme as of the effective termination date of this agreement.

5.	Save as set out in this Agreement, you agree that the payments and other benefits provided to you by the Company under this Agreement are accepted by you in full and final settlement of any and all claims you have or may have against the Company, any Group Company (as defined below) or any of the officers, directors, employees or consultants of the Company or any Group Company, whether such claims arise out of or are in connection with your employment with the Company, the contract of employment between the Company and you, the termination of your employment with the Company or otherwise, including, but not limited to, claims:

5.1	for or in relation to: unfair dismissal; sex discrimination; unlawful harassment; unlawful victimisation; race discrimination; disability discrimination; a failure to make reasonable adjustments under Section 6 Disability Discrimination Act 1995; discrimination on the grounds of sexual orientation, discrimination on the grounds of religion or belief, unlawful deduction of wages; equal pay; and a statutory or contractual redundancy payment;

5.2	for or in relation to breach of contract or breach of the Working Time Regulations 1998, including, but not limited to, claims in respect of any unpaid salary, pay in lieu of notice, wrongful dismissal, holiday pay, sick pay, commission, pension contributions, bonus payments or incentive payments of any kind (save as set out in clause 1);

5.3	under the Employment Rights Act 1996; the Trade Union and Labour Relations (Consolidation) Act 1992; the National Minimum Wage Act 1998; the Working Time Regulations 1998; or under any other English or European Union laws; and

5.4	in relation to or arising from any share options or stock options (whether approved or unapproved and whether vested or unvested) which have or should have been granted to you under any share option scheme or plan or stock option scheme or plan operated by the Company or any Group Company save to the extent set out in clause 4 of this Agreement;

Provided that nothing in this Agreement will affect any rights or settle any claims which you have or may have in relation to your accrued rights under Company’s pension scheme or in relation to any personal injury. You warrant that to the best of your knowledge you have not suffered any personal injury, illness or accident at work or arising from your duties which could give rise to you having any personal injury claim against the Company.

6.	You hereby warrant and represent that:

6.1	you have raised each and every claim set out in Clause 5 above prior to entering into this Agreement; and

6.2	in relation to any claim which you have not raised in Clause 5, you are not, to the best of your knowledge, having taken independent advice from the Relevant Independent Adviser, aware of any such claim or any facts or matters which might give rise to any such claim and the Company is relying on this representation in entering into this Agreement.

7.	The Company shall, on the Termination Date, transfer the ownership to you of the personal computer provided to you by the Company, subject to the condition that prior to the Termination Date, you shall submit the computer to the Company’s IT department so that it may remove all confidential and business information owned by or relating to the Company and any software which you are not licensed to use after the Termination Date.

8.	The Company will continue to provide private medical insurance cover for your benefit until 31st December 2005, subject to the rules, terms and conditions set out in the Company’s private medical expense scheme in force from time to time.

9.	The Company will continue to permit you to retain and use your Blackberry handset and your mobile telephone handset until 31st December 2004. You agree to return both handsets to the Company on or before the 14th January 2005. The Company shall permit you to use, at the Company’s expense, the Company’s email and Blackberry networks until the 31st December 2004 subject to the Company’s rules and policies in relation to the use of these networks. The Company agrees to pay the reasonable line and call charges associated with your reasonable use of the Company’s mobile phone in respect of the period up to and including the 3lst December 2004. The Company further agrees to reimburse you for the reasonable expenditure incurred by you prior to the 31st December 2004 in relation to the purchase of petrol by you for your car.

10.	The Company agrees to make a contribution equal to £6,000 to your personal pension scheme within 28 calendar days of the Termination Date, provided it is permitted to do so by law and by the rules of your personal pension scheme.

11.	The Company undertakes to you that it will not, whether directly or indirectly, make,

publish or otherwise communicate any disparaging or derogatory statements, whether in writing or otherwise, concerning you. You likewise undertake to the Company that you will not, whether directly or indirectly, make, publish or otherwise communicate any disparaging or derogatory statements, whether in writing or otherwise, about or concerning the Company, any Group Company or any officer, director or employee of the Company or any Group Company.

12.	The Company undertakes to you to keep the terms of this Agreement and the facts and matters leading up to it confidential and further undertakes not to disclose the same to any third party, save as may be required by a court or tribunal of competent jurisdiction and/or in order to take professional advice in relation to the same. You likewise undertake to the Company to keep the terms of this Agreement and the facts and matters leading up to it confidential and further undertake not to disclose the same to any third party, save: (a) as may be required by a court or tribunal of competent jurisdiction; (b) in order to take professional advice in relation to the same; or (c) for your spouse provided that she has first undertaken to keep such information strictly confidential and not to disclose it to any third party whatsoever.

13.	Subject to your right to retain the computer transferred into your ownership under clause 7 of this Agreement and your right to retain your Blackberry handset and mobile telephone handset until the 14th January 2005, you undertake that you will, on or before the Termination Date, return to the Company all property in your possession, custody or control which belongs to the Company or relates to its business or affairs, including, but not limited to, any of the following items that may be in your possession or under your custody or control: your office and cupboard keys, access card; Company car; security passes; any other desk top or laptop computers or other computer hardware; all documents; records; notebooks; notes; memoranda; customer lists in whatever medium they have been stored (including on your personal computer or mobile telephone); computer software; market research reports; all documents or works in which the Company or any Group Company owns the copyright or other intellectual property rights; all other documents which relate to the business of the Company or any Group Company and any and all copies of such documents, lists or files taken or held by you.

14.	If you have any information relating to the Company or any Group Company or any work you have carried out for the Company or any Group Company which is stored on a device (which for the purpose of this clause includes a personal computer, laptop computer, web-server, personal digital assistant, your telephone handset, any other mobile telephone, disk, memory or any other device) which device does not belong to the Company, you agree to disclose this fact to the Company within 7 days of the date of this Agreement and you agree to provide the Company with access (without delay) to such device so that it can down load the information and/or supervise its deletion from the device concerned.

15.	In consideration for the Company paying to you an additional sum of £1 (one pound), you agree that you will not at any time prior to or after the Termination Date, except with the prior written permission of the Managing Director of the Company, publish or disclose to any third party, or make use of (whether for your own benefit or for the benefit of any third party) any of the trade secrets or other confidential information of the Company or any Group Company. For the purposes of this Agreement, confidential information includes (but is not limited to):

15.1	corporate and marketing strategy and plans and business development plans;

15.2	budgets, management accounts, bank account details and other confidential financial data;

15.3	business, sales and marketing methods, confidential techniques, know how and processes used for the production or development of products and services;

15.4	details and specifications of products and services being sold, provided or developed, including: research and development reports; computer technology, software applications and systems; information relating to proprietary hardware or software (including updates); source or object code to proprietary software; confidential algorithms developed or used for such software; and details of intellectual property solutions relating to products or services;

15.5	details of the salaries, bonuses, commissions and other employment terms applicable to employees other than yourself;

15.6	the names, addresses and contact details of any customers or Prospective Customers, customer lists in whatever medium this information is stored and the requirements of those customers or the potential requirements of Prospective Customers for any products or services. Without prejudice to the foregoing, personal information provided by visitors to and users of any of its web sites,

15.7	the terms of business with advertisers, customers and suppliers, including any pricing policy adopted and the terms of any partnership, joint venture or other form of commercial co-operation or agreement with any third party;

15.8	software and technical information necessary for the development, maintenance or operation of any websites and the source and object code of each website;

15.9	existing, pending or threatened litigation; and

15.10	any other information which is the subject of an obligation of confidence owed to a third party, in particular the content of discussions or communications with any Prospective Customers or prospective business partners but does not include any information ordered to be disclosed by a court or tribunal of competent jurisdiction, which you are permitted by statute to disclose or any information which becomes available to the public generally (other than by reason of your breaching this clause).

16.

In consideration of the Company agreeing to pay to you the sum of £10,000 (ten thousand pounds), subject to deductions for income tax and employee’s national insurance contributions due under law, you agree to assist the Company for up to a maximum of ten working days by providing it with any and all information within your knowledge concerning the Company, the Group Companies and its/their respective businesses, and providing all reasonable assistance in relation to the Company’s or any Group Company’s business operations, marketing events and any litigation brought against the Company or any Group Company provided that such information or assistance is requested by the Company at any time during the period commencing on the Termination Date and ending on the 31st December 2004. You acknowledge that the Company shall not be required to pay to you any additional remuneration or fees in consideration for the provision of any such information or assistance (to the extent that you are not required to provide such assistance for a duration of more than 10 days) and that the sum paid to you under this clause shall be deemed to be sufficient consideration in this regard. If you are required to assist for more than 10 days, you shall be entitled to further remuneration on a daily rate of £666.

17.	You undertake that you will not, following the Termination Date, hold yourself out or permit yourself to be held out as being employed by the Company.

18.	You agree to resign with effect from the 31ST December 2004 from all directorships and other offices you hold in the Company and in all Group Companies (including, but not limited to, Chordiant Spain and Gerant of Chordiant SARL). You agree to immediately sign the letters of resignation set out in Schedule 2 of this Agreement for this purpose and to provide the Company with additional letters relating to any other Group Companies of which you are a director or officer.

19.	For the avoidance of doubt if, contrary to the views of the parties, the claims set out in Clause 5 of this Agreement have not been validly and lawfully excluded by the provisions of this Agreement and you issue legal proceedings in respect of any of them, you agree that the payment made to you under the terms of Clause 3 of this Agreement shall be immediately repaid by you to the Company and you further agree the Company may recover such sum as a debt.

20.	You hereby warrant to the Company that you have received independent legal advice from the Relevant Independent Adviser as to the terms and effects of this Agreement under English law prior to your executing the same and, in particular, as to its effect on your ability to pursue any of the rights or claims set out in Clause 5 of this Agreement.

21.	The Company will pay directly to your solicitors the sum of up to £500 plus VAT in respect of legal costs incurred in connection with advice provided to you as to the terms and effect of this Agreement within 30 days of receipt of a valid VAT invoice from your Relevant Independent Adviser addressed to you but stated to be payable by the Company.

22.	The parties acknowledge and agree that this Agreement satisfies the conditions for regulating compromise agreements under Section 203(3) of the Employment Rights Act 1996, Section 77(4A) of the Sex Discrimination Act 1975, Section 72(4A) of the Race Relations Act 1976, Section 288(2B) of the Trade Union and Labour Relations (Consolidation) Act 1992, Section 9(3) of the Disability Discrimination Act 1995, Regulation 35(3) of the Working Time Regulations 1998, Section 49(4) of the National Minimum Wage Act 1998, Regulation 9 of the Part-Time Workers (Prevention Of Less Favourable Treatment) Regulations 2000, Schedule 4 of the Employment Equality (Sexual Orientation) Regulations 2003 and Schedule 4 of the Employment Equality (Religion or Belief) Regulations 2003.

23.	In this Agreement “Group Company” means a company which from time to time is a subsidiary or a holding company of the Company or a subsidiary of such holding company where the terms “subsidiary” and “holding company” have the meanings attributed to them by section 736 of the Companies Act 1985.

24.	You acknowledge and agree that the Company is entering into this Agreement not only for itself but as trustee for each Group Company and with the intention that the Company and/or any Group Company will be entitled to seek the protection of and enforce this Agreement directly against you. Except with respect to any Group Companies (which shall be deemed third party beneficiaries), no term of this Agreement is enforceable under the Contract (Rights of Third Parties) Act 1999 by any person who is not a party to this Agreement.

25.	This Agreement shall be construed in accordance with the law of England and the parties submit to the exclusive jurisdiction of the English Courts.

26.	This Agreement is provided on a without prejudice basis but shall become binding on the parties at such time as it has been signed by both parties to this Agreement.

IN WITNESS the parties have signed this Agreement on the date written above.

Signed by ALLEN SWANN:	/s/ Allen Swann
ALLEN SWANN

Signed for and on behalf of Chordiant Software International Limited:	/s/ Fiona Sadler

Schedule 1

RELEVANT INDEPENDENT ADVISER’S CERTIFICATE

I, Victoria Speed of Russell Cooke solicitors, of 2 Putney Hill, Putney, London SW15 6AB hereby certify to CHORDIANT SOFTWARE INTERNATIONAL LIMITED a company registered in England and Wales under registered number 02155722 with its registered office at Goat Wharf, Brentford, Middlesex, TW8 0BA (the “Company”) that:

(a)	I am instructed by Allen Swann (the “Employee”).

(b)	At all times during which I have advised the Employee on the subject matter of the Compromise Agreement between the Company and the Employee (the “Agreement”) I have been a Relevant Independent Adviser as defined by Section 203(3A) of the Employment Rights Act 1996, Section 77(4B) of the Sex Discrimination Act 1975, Section 72(4B) of the Race Relations Act 1976, section 288(4) of the Trade Union and Labour Relations (Consolidation) Act 1992, section 9(4) of the Disability Discrimination Act 1995, section 35(4) of the Working Time Regulations 1998, Section 49(5) of the National Minimum Wage Act 1998, Regulation 9 of the Part-time Workers (Prevention of Less Favourable Treatment) Regulations 2000, Schedule 4 of the Employment Equality (Sexual Orientation) Regulations 2003 and Schedule 4 of the Employment Equality (Religion or Belief) Regulations 2003.

(c)	I have given independent advice to the Employee as to the terms and effect of the Agreement under English law prior to the Employee executing the same and, in particular, as to its effect on the Employee’s ability to pursue any rights or claims before an Employment Tribunal.

(d)	When I gave the advice referred to in sub-paragraph (c) above, there was in force a contract of insurance or an indemnity provided for members or a profession or professional body covering the risk of a claim by the Employee in respect of loss arising in consequence of the said advice.

Signed by the Relevant Independent Adviser:	/s/ Victoria Speed

Dated:	4 November	2004

Schedule 2

Resignation from offices

The Board of Directors

Chordiant Software International Limited

Goaf Wharf

Brentford

Middlesex, TW8 0BA

18th October 2004

Dear Sirs

I hereby give notice of my resignation from my office as a director of Chordiant Software International Limited, such resignation to take effect on the 31st December 2004. I acknowledge and confirm that I have no claim of any kind for compensation or otherwise against Chordiant Software International Limited or its or their shareholders, directors, officers or employees in respect of the termination of my directorship.

Yours faithfully

/s/ Allen Swann
Allen Swann

Resignation from offices

The Board of Directors

Chordiant Software International Espana

55, José Abascal, 28003 Madrid

18th October 2004

Dear Sirs

I hereby give notice of my resignation from my directorship and from all other offices I hold in Chordiant Spain, such resignation to take effect on the 31st December 2004. I acknowledge and confirm that I have no claim of any kind for compensation or otherwise against Chordiant Spain or its or their shareholders, directors, officers or employees in respect of the termination of my directorship.

Yours faithfully

/s/ Allen Swann
Allen Swann

Resignation from offices

The Board of Directors

Gerant of Chordiant SARL

54 Avenue Victor Hugo

92500 Paris

Ruiel Malmaison

France

18th October 2004

Dear Sirs

I hereby give notice of my resignation from my directorship and from all other offices I hold in Gerant of Chordiant SARL, such resignation to take effect on the 31st December 2004. I acknowledge and confirm that I have no claim of any kind for compensation or otherwise against Gerant of Chordiant SARL or its or their shareholders, directors, officers or employees in respect of the termination of my directorship.

Yours faithfully

/s/ Allen Swann
Allen Swann